Exhibit 99.1

PacBio Announces a Private Convertible Exchange Transaction of $441 Million Principal Amount of 1.375% Convertible Senior Notes due 2030

MENLO PARK, CA. – June 26, 2023 – Pacific Biosciences of California, Inc. ("PacBio") (NASDAQ: PACB) today announced that it has entered into a privately negotiated exchange agreement with a holder of PacBio’s outstanding 1.50% Convertible Senior Notes due 2028 (the "2028 Notes"), pursuant to which PacBio will issue $441 million principal amount of its 1.375% Convertible Senior Notes due 2030 (the "New Notes") in exchange for $441 million principal amount of the 2028 Notes (the "Exchange Transaction"), in a transaction exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder. The Exchange Transaction is expected to close on or about June 30, 2023, subject to customary closing conditions.

“In 2021, we issued $900 million in convertible notes due in 2028, enabling us to scale the company for growth. By exchanging a portion of these notes, we have extended the duration of our debt, and with our plans to achieve positive cash flows during 2026, this further strengthens our financial position and gives us greater flexibility,” said Christian Henry, President and Chief Executive Officer of PacBio. “This exchange agreement comes at an opportune time as we bring some of the most innovative sequencing solutions to the market.”

The New Notes will have an initial conversion rate of 46.5116 shares of PacBio’s common stock ("common stock") per $1,000 principal amount of the New Notes (which is equal to an initial conversion price of approximately $21.50 per share of common stock), subject to customary anti-dilution and other adjustments. The Notes will mature on December 15, 2030, unless earlier repurchased, redeemed or converted. The Notes will pay interest semi-annually on each June 15 and December 15, commencing on December 15, 2023, at a rate of 1.375% per annum. Upon conversion, the Company will have the right to elect settlement in cash, shares of common stock or any combination thereof in its sole discretion.

In exchange for issuing the New Notes pursuant to the Exchange Transaction, PacBio will receive and cancel the exchanged 2028 Notes. Following the closing of the Exchange Transaction, $459 million in aggregate principal amount of 2028 Notes will remain outstanding with terms unchanged.

Additional information regarding this announcement may be found in a Current Report on Form 8-K that the Company intends to file today with the U.S. Securities and Exchange Commission.

Goldman Sachs & Co. LLC acted as exclusive financial advisor to PacBio in connection with the Exchange Transaction.

About PacBio

PacBio (NASDAQ: PACB) is a premier life science technology company that is designing, developing and manufacturing advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems. Our products and technology under development stem from two highly differentiated core technologies focused on accuracy, quality and completeness which include our existing HiFi long read sequencing and our emerging SBB® short read sequencing technologies. Our products address solutions across a broad set of research applications including human germline sequencing, plant and animal sciences, infectious disease and microbiology, oncology, and other emerging applications. For more information, please visit www.pacb.com and follow @PacBio.

PacBio products are provided for Research Use Only. Not for use in diagnostic procedures.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995 regarding the planned offering. All statements other than statements of historical fact are forward-looking statements, including statements relating to PacBio’s ability to scale the company, achieve positive cash flow, and bring innovative sequencing solutions to the market.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, failure to consummate the Exchange Transaction or realize the anticipated benefits of the Exchange Transaction, including due to the satisfaction of customary closing conditions and prevailing market conditions or for other reasons, PacBio’s failure to reach positive cash flow when anticipated, if at all, and the impact of general economic, industry or other conditions in the United States or internationally. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances, and other factors that are, in some cases, beyond PacBio's control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Readers are strongly encouraged to read the full cautionary statements contained in PacBio's filings with the Securities and Exchange Commission, including the risk factors set forth in PacBio’s most recent Quarterly Report on Form 10-Q, filed May 4, 2023. PacBio undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors

Todd Friedman
ir@pacificbiosciences.com

Media

Lizelda Lopez
pr@pacificbiosciences.com